Exhibit 10.2
[MIMEDX LETTERHEAD]
Date: September 21, 2007
Thomas J. Graham, M.D.
705 West Timonium Road
Lutherville, Maryland 21903
Re: Consulting Agreement ( “Consulting Agreement”)
Dear Dr. Graham:
MiMedx, Inc., Inc. (the “Company”) hereby confirms its mutual agreement with Thomas J. Graham, M.D. (“you” or “Consultant”) for you to serve as a consultant to the Company (including your service on the Company’s Physician’s Advisory Board (“PAB”), upon the terms and conditions set forth in this Consulting Agreement for services within the Field (as defined on Exhibit A attached hereto) and with respect to the Company’s other research, development, and business activities. It is agreed that the consulting agreement dated March 8, 2007 between you and the Company (the “Original Agreement”) regarding your service on the PAB is hereby terminated upon execution hereof by both parties, provided that you shall retain the consulting fees and options already received under the Original Agreement.
The Field of this Consulting Agreement may be broadened by mutual consent. The Company understands that you are currently an employee of the Curtis National Hand Institute (the “Curtis Institute”) and that services to such employer may take precedence over your consulting services to the Company as set out in Section 3 below. The Definitions attached hereto as Exhibit A are expressly made a part of this Consulting Agreement by this reference thereto.
1. Your consulting service shall include full participation on the Company’s PAB, and otherwise upon reasonable request by the Company, advising and informing the Company of activities and developments within the Field, and providing the Company with the benefit of your knowledge, experience, skill, and judgment in the Field and with respect to the Company’s other research, development, and business activities.

2. Upon request by the Company from time to time, and at times mutually agreed upon by you and the Company, you agree to participate in meetings with other members of the PAB, Company officers and other representatives, and other parties, at the request of the Company, in person and/or by telephonic conference calls, for the following compensation as full consideration for all your consulting services and other obligations under this Consulting Agreement (it is hereby acknowledged by both you and the Company that the following is in addition to the 50,000 shares of common stock previously issued to you as a “founder” of the Company, and 50,000 options previously awarded to you under the Original Agreement):
a) Annual consulting payments in the amount of $125,000.00, to be paid in quarterly installments. You will be responsible for all taxes in respect of these consulting payments.
b) Stock Options for 200,000 shares of the Company’s Common Stock to be awarded effective as of the date of this Consulting Agreement and vested one-third at each anniversary of this agreement, so long as this Consulting Agreement has not been earlier terminated by either party. The exercise price for the options shall be the fair market value of the common stock of the Company as determined in good faith by the Board of Directors. The options shall be governed by the Stock Incentive Plan and the individual option Award Agreement to be entered into between you and the Company.
c) Royalties. The Company shall pay you continuing royalty fees in the aggregate as follows (the “Royalties”):
(i) Seven percent (7%) of the Company’s Net Revenues derived from the sale of Products embodying or utilizing any Valid Claim under a Company Patent in the country from which the Net Revenues originated; or
(ii) Three and one-half percent (3.5%) of the Company’s Net Revenues derived from the sale of Products embodying or utilizing any Valid Claim under a Company Patent in the country from which the Net Revenues originated in the event (A) such Products embody or utilize any material intellectual property rights of the Company (other than the Contributed IP) or of any Third Party; or
(iii) Four percent (4%) of the Company’s Net Revenues derived from the sale of Products embodying or utilizing any unpatented or unpatentable Contributed in the country from which the Net Revenues originated; or
(iv) Two percent (2.0%) of the Company’s Net Revenues derived from the sale of Products embodying or utilizing any unpatented or unpatentable Contributed IP (other than any Valid Claim under a Company Patent) in the country from which the Net Revenues originated in the event (A) such Products embody or utilize any material intellectual property rights of the Company (other than the Contributed IP) or of any Third Party; or
(v) One and one-half percent (1.5%) of Company’s (and not any of Company’s affiliates, sublicensees, successors, or assigns’) Net Revenues from Company’s sale of Products under any circumstances other than those described in above clauses (i) through (iv).

(vi) Any royalties or similar fees payable to any Third Party with respect to any Products shall be offset and deducted from any Royalties due to Consultant hereunder. Also, the Company shall pay only one Royalty, and the Consultant shall not receive double or multiple Royalties, from the sale of the same Product, regardless how much or many Valid Claims or other Contributed IP may cover or be incorporated in such Product. Furthermore, by way of example and to avoid any confusion, the following is an example of how the parties hereto anticipate that the Royalties will be calculated:
If the Company’s Net Revenues were (A) $1,000,000 from the sale of a Product embodying or utilizing a Valid Claim in the United States of America (i.e., Section 2(c)(i) above) and (B) $1,000,000 from the sale of a second Product embodying or utilizing no Contributed IP in Canada) (i.e., Section 2(c)(v)), and (C) $1,000,000 from a third Product embodying Contributed IP under a Valid Patent as well as Intellectual Property of a Third Party (i.e., Section 2(c)(ii) above, then Consultant would receive Royalties of $70,000 ($1,000,000 x 7%), plus $15,000 ($1,000,000 x 1.5%), plus $35,000 ($1,000,000 x 3.5%) for an aggregate total of $120,000).
(vii) Term of Royalties. The Royalties shall be payable as follows:
(A) With respect to Royalties earned from the sale of Products embodying or utilizing any Valid Claim under a Company Patent in the country from which the Net Revenues originated, the expiration of the Life of the Valid Claim in such; and
(B) With respect to Royalties earned from the sale of Products embodying or utilizing any Contributed IP (other than any Valid Claim) in the country from which the Net Revenues originated, the expiration of the Life of the Product in such country.
(viii) Payment of Royalties. The Royalties shall be payable within forty-five (45) days after the end of each calendar quarter during the term of this Agreement with respect to the Net Revenues collected by the Company during such calendar quarter. The Royalties shall be payable in U.S. dollars by check. Conversion from any other currency shall be calculated at the exchange rate published by CitiBank on the last day of the calendar quarter in respect of which the Royalty is due.
(ix) Combinations or bundling of Products. If any Products are combined or “bundled” with any other product, device, equipment, or apparatus sold by the Company as a combined product, device, equipment, system or apparatus, then the Net Revenues for the purpose of calculating Royalties hereunder shall be that proportion of the Net Revenues of that combined product, device, equipment, or apparatus which is fairly attributable to such Products based on the extent of functionality and performance contributed by such Products to that combined product, device, equipment, or apparatus.

(x) Records; Audit. Each Royalty payment shall be accompanied by a report setting forth the total payments and the total Net Revenues received by the Company for the sale of Products during the relevant time period. The Company shall keep all usual and proper records and books of account relating to the sale and marketing of the Products. From time to time during the term of this Consulting Agreement, Consultant may cause an audit to be made, at his sole expense, of the applicable books and records of the Company in order to verify the accuracy of the Royalty payment reports. Any such audit shall be conducted solely by an independent certified accountant and shall be conducted during regular business hours and in such a manner as to not unreasonably interfere with the Company’s business operations. The Company shall be provided with reasonable notice prior to any such audit. If the audit reveals that Royalties due in respect of any time period under audit have been underpaid by more than ten percent (10%), in addition to promptly paying to the Consultant the amount of such underpayment, the Company shall reimburse the Consultant for the cost of the audit.
3. The Company acknowledges that you are an employee of the Curtis Institute and are subject to Curtis Institute’s policies, including policies concerning consulting, conflicts of interest, and intellectual property, and that your obligations under Curtis Institute’s policies take priority over any obligations you may have to the Company by reason of this Consulting Agreement.
4. The initial period of this Consulting Agreement shall be three (3) years from the date of full execution of this Consulting Agreement provided that this Consulting Agreement may by terminated by either party upon thirty (30) days written notice to the other party in the event of a breach hereof by the other party, unless the allegedly breaching party cures the default during the notice period. The nonbreaching party may cure or correct such breach during such notice period, in which event this Consulting Agreement shall continue. If this Consulting Agreement is terminated in accordance with the forgoing, compensation for services and travel expense incurred in accordance with this Consulting Agreement prior to such termination will be paid by the Company. For the avoidance of doubt, if this Consulting Agreement is terminated by the Company because of Consultant’s breach, the obligations of Consultant under Section 7 below shall survive. If not earlier terminated by notice given by either party not less than ninety (90) days prior to the expiration of the initial three year term hereof (or any renewal term), then this Consulting Agreement will be renewed automatically for additional one (1) year periods after from the end of the initial three year period, and for additional one year renewal periods thereafter.
5. In addition to the compensation for your consulting services provided in paragraph 2, the Company will reimburse you for necessary and reasonable out-of-pocket travel and living expenses incurred by you at the Company’s request, within thirty (30) days of submission of a statement to the Company documenting the expenses incurred, provided that the Company’s prior approval shall be required with respect to such individual expenses in excess of one thousand U.S. dollars ($1,000.00).

6. You represent and warrant to the Company that, except for that certain PAB Consulting Agreement between you and MiMedx, Inc., Inc. dated March 8, 2007, you do not have any agreement to provide consulting services to any other party, firm, or company in the Field or whose business would be directly or indirectly competitive with the business of the Company and will not enter into any such agreement during the term of this Consulting Agreement without the Company’s prior written consent.
7.
a) You hereby transfer and assign to the Company all rights, interests and ownership in and to Contributed IP currently in existence, and you agree to transfer and assign all rights, interests and ownership in and to the Company all Contributed IP hereafter created. You agree that all Contributed IP shall be the sole and exclusive property of the Company or its nominees. You will notify the Company of the creation of any new Intellectual Property in the Field that is Contributed IP under this Consulting Agreement promptly and in writing, and you will and hereby do assign to the Company all rights in and to such Contributed IP upon the creation thereof. The Company and its nominees shall have the right to use and/or to apply for statutory or common law protections for such Contributed IP in any and all countries. You further agree (i) to assist the Company in every proper way to obtain and from time to time to enforce its rights in such Company IP, at the Company’s expense, and (ii) to execute and deliver to the Company or its nominee upon request all such documents as the Company or its nominee may reasonably determine are necessary or appropriate. Such contribution, transfer, and assignment constitutes all of the right, title, and interest in, to, and under the Contributed IP held by Consultant at any time during the Contribution Period.
b) In the event that any right, title, or interest in, to, or under any Contributed IP does and will not vest automatically in and with the Company, you hereby agree to contribute, transfer, and assign and do hereby irrevocably contribute, assign, convey, and otherwise transfer to the Company all such right, title, and interest in, to, and under the Contributed IP without further consideration from or action by you or the Company. You hereby agree to assist the Company in every way reasonably necessary, at the Company’s expense, to obtain, maintain, and enforce any Patents, copyrights, trademarks, or proprietary rights relating to the Contributed IP and to execute all documents and applications necessary to vest in the Company exclusive and full legal title in the Contributed IP, and you agree to continue this assistance throughout the term of this Consulting Agreement. Without limiting the foregoing, you shall, promptly on request of the Company, do all acts and execute, acknowledge, and deliver all written instruments as may be reasonably necessary to enable the Company to properly prepare, file, and prosecute applications for, and to obtain, any Patent based on or embodying or utilizing the Contributed IP in any and all countries selected by the Company, and to obtain the record title to such applications and Patent, so that the Company shall be the sole and absolute owner of the right, title, and interest in, to, and under the Contributed IP, whether or not patented or patentable.

c) Except as authorized by your employer as designated above or as otherwise provided in this Consulting Agreement, the Company shall have no rights by reason of this Consulting Agreement in any Intellectual Property either (i) that is developed as a direct result of a program of research financed, in whole or in part, by funds under the control of your employer, or (ii) arises directly, in connection with, or as an extension of research conducted by, in or under the laboratories of your employer or through the use of its resources. Such intellectual property does not constitute Contributed IP for the purposes of this Consulting Agreement. It is understood and agreed that your interest in such intellectual property shall be assigned by you to your employer. However you represent and warrant to the Company that the current and continued transfer and assignment of the Contributed IP in the Field in no way conflicts with any obligation now in existence on your part, and you will not undertake any employment with any Third Party which would conflict with your obligations under this Consulting Agreement.
8.
a) Consultant represents and warrants to the Company as follows:
Consultant has all requisite power and authority or capacity to execute and deliver, and to perform his obligations under, this Consulting Agreement.
This Consulting Agreement constitutes the valid and binding obligation of Consultant, enforceable against each Consultant in accordance with its terms.
Consultant has created and conceived all the Contributed IP.
Consultant has the full right and power to transfer and convey the Contributed IP as provided for in this Consulting Agreement, and such transfer and assignment does not and shall not constitute a breach or default under any agreement or instrument applicable to such Consultant or the Contributed IP.
The Contributed IP is free and clear of any lien, charge, or other encumbrance whatsoever.
No use or practice of the Contributed IP by the Company infringes or misappropriates or will infringe or misappropriate the Patents, copyrights, trademarks, or other intellectual property rights of Nexa Orthopedics, Inc. or any of its affiliates, shareholders, sublicensees, successors, or assigns.
To the best knowledge of Consultant, no use or practice of the Contributed IP by the Company infringes or misappropriates or will infringe or misappropriate the Patents, copyrights, trademarks, or other intellectual property rights of any Third Party.
Consultant has received no notice of any claims or suits pending and, to the best knowledge of Consultant, there are no claims or suits threatened against Consultant challenging such Consultant’s ownership of or right to use any of the Contributed IP, nor, to the best knowledge of Consultant, does there exist any basis therefor.

To the best knowledge of Consultant, no person has infringed or misappropriated or is infringing or misappropriating the Contributed IP.
b) The Company represents and warrants to Consultant as follows:
The Company has all requisite power and authority to execute and deliver, and to perform its obligations under, this Consulting Agreement. The execution and delivery, and the performance of the obligations under, this Consulting Agreement has been duly and validly authorized by all required action by or on behalf of the Company.
This Consulting Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms.
c) Indemnification. During the term of this Consulting Agreement and for a period of three (3) years from the expiration of the Contribution Period, the Consultant shall indemnify, defend, and hold harmless the Company, and each of the members, shareholders, managers, directors, officers, employees, and agents thereof, from and against any Losses arising out of, based upon, or resulting from any inaccuracy in or breach of any representation or warranty or covenant, agreement, or obligation of the Consultant set forth in this Consulting Agreement.
d) Remedies.
Notwithstanding anything herein to the contrary, Consultant’s right to Royalties shall terminate and cease to exist upon such Consultant’s material breach of Section 7.
Subject to the immediately preceding sentence, the Company hereby acknowledges that its sole and exclusive remedy with respect to any indemnification claims for Losses under Section 8(c) shall be as follows:
The Company shall satisfy any indemnification obligation for Losses against any amounts otherwise coming due to Consultant from the Company in form of Royalties under this Consulting Agreement from the time a notice of claim for Losses made by the Company is given to Consultant and until all such Losses have been satisfied (collectively, the “Indemnification Source”).
In the event the Company’s Losses have not been fully recovered after applying all amounts under the Indemnification Source against such Losses within two (2) years of the date of the Company’s giving a notice of claim to the Indemnifying Consultant the Company shall have the right to redeem for one dollar ($1.00) and cancel the Consultant’s capital stock in the Company, and to cancel any unexercised stock options to purchase stock in the Company, to the extent necessary to fully recover the Company’s Losses; provided, however, that such redemption and cancellation shall be based on the Fair Market Value of the Consultant’s capital stock or options in the Company.

In the event the Company’s Losses have not been fully recovered after applying the Indemnification Source and redeeming and cancelling the Indemnifying Consultant’s capital stock or cancelling unexercised options in the Company as described above, the Company shall have the right to satisfy any remaining indemnification obligation for Losses against the Indemnification Source until the Losses have been fully recovered.
Notwithstanding anything in this Section 8 to the contrary, in the event of the occurrence of a Change-In-Control, the Company shall satisfy any indemnification obligation for Losses of Consultant against any amounts coming due to Consultant because of or in connection with such Change-In-Control; provided, however, that in the event the Company’s Losses have not been fully recovered after applying such amounts, the Company shall have the right to satisfy any remaining indemnification obligation for Losses of the Consultant in accordance with the preceding clauses of this Section 8.
9. You agree that, in the course of your services hereunder, you will receive proprietary information of the Company relating to its business operations, research and development, equipment, or products, and if such information is marked or otherwise designated confidential, you will retain all such information in confidence and will not use it, or disclose it, or cause its use or disclosure except in the necessary course of the performance of your services under this Consulting Agreement or with the written consent of the Company. Nothing contained in this Consulting Agreement, however, shall prevent the disclosure by you of any information after it is available to the general public, or of any information which was already available to you at the time such information was acquired by you from the Company or any disclosure of any information furnished to you without obligation of confidentiality by a third party who is not then in default of any obligation to the Company regarding the confidentiality of such information, or of any information ordered to be disclosed by a court or governmental body, provided that you (i) provide written advance notice to the Company of such disclosure, (ii) assist the Company, as reasonably requested thereby and at the expense of the Company, in obtaining confidential treatment of such information, and (iii) take reasonable steps to minimize the extent of such disclosure. This Section 9 shall be effective during the term of this Consulting Agreement and for a period of two (2) years after termination or expiration hereof for any reason.
10. It is acknowledged and agreed that you may not disclose or publish data, results, procedures, or other information relating to the consulting undertaken pursuant to this Consulting Agreement, without the Company’s advance written approval.

11. The Company agrees to defend and indemnify you for the cost of defense and for damages awarded, if any, as a result of any third party claims, liabilities, suits or judgments arising out of this Consulting Agreement, so long as such claims, liabilities, suits, or judgments are not attributable to grossly negligent or intentionally wrongful acts or omissions by you or a material breach by you of this Consulting Agreement. You shall promptly notify the Company of any such claim and shall cooperate with the Company in the defense of such claim; you shall not agree to any settlement with regards to such claim without prior written approval of the Company, and the Company shall not have any indemnification obligation hereunder with respect to any such settlement reached without its prior written consent.
12. The Company and you agree that, in the event of a breach by you of this Consulting Agreement, the Company shall, in addition to any other rights and remedies available to the Company, be entitled to enforcement by specific performance of your obligations hereunder. If any provision of this Consulting Agreement shall be declared invalid or unenforceable, such provision shall be enforced to the fullest extent allowed by law, and all remaining provisions hereof shall continue in full force and effect. This Consulting Agreement shall be governed for all purposes by the laws of the State of Florida, and shall be subject to the exclusive jurisdiction of the State and Federal courts located in Hillsborough County, Florida.
13. Your relationship with the Company shall be that of an independent contractor, and you will not be an employee of the Company for any purpose whatsoever. You do not and shall not have any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the Company or to bind the Company in any manner.
14. The Company may not use your name in any commercial advertisement or similar material that is used to promote or sell products, unless the Company obtains in advance the written consent of you to such use, provided that, for purposes of clarification but not limitation, the Company shall be entitled to name you as a consultant and describe your role in consulting for the Company in discussions, materials, and submissions (i) regarding the seeking and/or maintaining of regulatory approvals or securities filings or other disclosure materials, such as prospectuses, or (ii) for presentations to, or discussions and negotiations with, or in materials provided to, potential investors, lenders, financial advisors or strategic partners, or as may otherwise be required by law or regulation.
15. Any notice or communications under this Consulting Agreement shall be in writing, addressed as follows, and may be delivered by delivered by hand, by certified mail, return receipt requested, or by nationally recognized overnight courier, and shall be effective upon receipt:
To Consultant:
Dr. Thomas J. Graham, M.D.
705 West Timonium Road
Lutherville, Maryland 21903
To Company:
MiMedx, Inc.
1234 Airport Road
Suite 105
Destin, Florida 32541
Attn: Paul Nichols, President

16. This Consulting Agreement may not be assigned by either party without the prior written consent of the other; provided, however, that the Company may assign this Consulting Agreement to any subsidiary or parent of the Company or successor to the Company’s business by merger, purchase of assets, or otherwise. This Consulting Agreement shall be binding upon the assigns, executors, administrators and other legal representatives of the parties hereto, and shall inure to the benefit of the Company, its successors and assigns.
17. Only the provisions of paragraphs 7, 8, 9, and 11 of this Consulting Agreement shall survive termination or expiration hereof.
IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement as of the date set forth on the first page hereof.

WITNESS	CONSULTANT

/s/ Thomas J. Graham, M.D.

Name:	Thomas J. Graham, M.D.

ATTEST:	MIMEDX, Inc.

By:	By:	/s/ Paul Nichols

Name:		Paul Nichols, President

Title:

EXHIBIT A
Definitions.
“Company” has the meaning given such term in the preamble.
“Company Patent” means any Patent that (a) names Consultant an inventor of such Patent, (b) embodies or utilizes the Contributed IP, and (c) has been contributed, transferred, and assigned to the Company under this Consulting Agreement
“Contributed IP” means all of Consultant’s right, title, and interest in, to, and under the Intellectual Property in the Field existing as of the date of this Consulting Agreement and at any time during the Contribution Period including all Intellectual Property listed on Schedule 1 hereto.
“Contribution Period” means the period that shall commence on the date of this Consulting Agreement and shall expire on the third (3rd) anniversary hereof, even if this Consulting Agreement has been terminated by the Company due to Consultant’s breach hereof; provided that that Contribution Period shall continue for the term of this Consulting Agreement if the term is renewed for additional period(s) beyond the initial three year period.
“Field” means all uses related to: (a) the human hand and upper extremity, including, without limitation, the arm, elbow, forearm, wrist, and hand, including, without limitation, uses for reconstructive microsurgery in other parts of the body; (b) the human foot and ankle, including, without limitation, all human anatomy distal to the distal tibia and fibula articular surfaces; (c) dental implants for reconstructive and cosmetic dentistry and oral surgery uses; and (d) soft goods and durable medical equipment, including, without limitation, braces, splints, thermal devices, and other implements used in rehabilitation/therapy for the uses described in above clauses (a) and (b).
“Indemnification Source” has the meaning given such term in Section 8 (d).
“Intellectual Property” means any or all of the following and all rights arising out of or associated therewith, solely in the Field (including, without limitation, all intellectual property rights listed on attached Schedule 1): (a) all Patents; (b) all inventions (whether patentable or not), invention disclosures, discoveries, improvements, ideas, methods, systems or plans relating to any process, designs, trade secrets, proprietary information, know-how, technology, technical data, and customer lists, and all documentation relating to any of the foregoing throughout the world; (c) all copyrights, copyright registrations, and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all Internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations, and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated, throughout the world; (h) any similar or equivalent rights to any of the foregoing anywhere in the world; and (i) all tangible items, including, without limitation, documents, embodying the foregoing.

Exhibit A

“Life of the Product” means, with respect to a Product embodying or utilizing any Contributed IP (other than any Valid Claim), the period during which such Product is being manufactured for commercial sales and Net Revenues are being generated by sales thereof.
“Life of the Valid Claim” means, with respect to a Product embodying or utilizing any Valid Claim, the period during which such Product is embodying or utilizing at least one (1) Valid Claim.
“Losses” shall mean any losses, damages, liabilities, diminution in value, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, costs, and expenses (including, without limitation, all reasonable out-of-pocket expenses, reasonable investigation expenses, and reasonable fees and disbursements of accountants and attorneys) of any nature whatsoever, excluding, however, any indirect, consequential, or punitive losses.
“Net Revenues” means all payments received by the Company from the sale of Products, less: (a) sales, use, turnover, excise, value added, and all other foreign, federal, state, or local taxes (except income tax); (b) custom duties or consular fees; (c) transportation, freight, and handling charges and insurance on shipments to customers; (d) ordinary and reasonable trade, cash, or quantity discounts or rebates to the extent actually granted; and (e) refunds and credits for any damaged, spoiled, rejected, or returned Products or because of retroactive price reductions, rebates, or charge backs; in each case as determined under generally accepted accounting principles in effect from time to time in the United States of America.
“Patent” means any United States of America, international, or foreign patent and any application therefor and all reissues, divisions, renewals, extensions, provisionals, continuations, and continuations-in-part thereof.
“Product(s)” means any product, device, equipment, or apparatus that is developed, manufactured, produced, expressed, used, or licensed for use by the Company, or its contract manufacturers, using, exercising, or exploiting any Intellectual Property utilizing or embodying Contributed IP.
“Third Party” means any person, firm, organization, association, or entity other than the parties hereto.
“Valid Claim” means a claim of an issued and unexpired Patent, that has not been revoked or held invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction from which no appeal can be or is taken within the time allowed for such appeal, and that has not been disclaimed, denied, or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise by the Consultant.